UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2016

PARKERVISION, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	0-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7915 Baymeadows Way, Suite 400, Jacksonville, Florida	32256
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On December 7, 2016, ParkerVision, Inc.  (the “Company”) entered into indemnification agreements with Frank N. Newman and Paul A. Rosenbaum, whose appointments are discussed below.   The form of the Company’s standard director indemnification agreement is included at Exhibit 10.1 of the Quarterly Report on Form 10-Q for the period ended September 30, 2002.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors; and Compensatory Arrangements of Certain Officers.

Effective December 7, 2016, the Board of Directors of the Company voted to increase the size of the Board from seven to nine members.  Effective the same date, the Board appointed Frank N. Newman and Paul A. Rosenbaum to fill the newly created vacancies on the Company’s board of directors.  Mr. Newman will serve as a Class II director and Mr. Rosenbaum will serve as a Class III director.

In connection with the appointment, Mr. Newman and Mr. Rosenbaum will each be granted, pursuant to the Company’s 2011 Performance Equity Plan, an option to purchase 50,000 shares of the Company’s common stock and 50,000 restricted stock units (“RSUs”).  In accordance with the Company’s equity award policy, these awards will be granted effective December 15, 2016 and the exercise price of the option will be equal to the closing price of the Company’s common stock on that date.  Twenty percent (20%) of the awards, or 10,000 share options and 10,000 RSUs will be vested immediately upon grant.   The remaining 40,000 share options and 40,000 RSUs will vest in eight equal quarterly increments beginning March 15, 2017 through December 15, 2018.   Both Mr. Newman and Mr. Rosenbaum waived all cash fees for director and committee service through December 2018.

The Board has not yet finalized the committees of the Board on which Messrs. Newman and Rosenbaum will serve, but intends to announce such determination by an amendment to this Current Report when made.

The Company issued a press release announcing the increase in the size of the Company’s Board of Directors and the appointment of Messrs. Newman and Rosenbaum, which is filed herewith as Exhibit 99.1.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

99.1      Press release, dated December 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 13, 2016

By:	/s/ Cynthia L. Poehlman
Cynthia L. Poehlman
Chief Financial Officer